Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Merck & Co., Inc. of our report dated February 27, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Merck & Co., Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ
August 12, 2019